Exhibit 8.1

August 26, 2005

Buckeye Partners, L.P.
5002 Buckeye Road
P.O. Box 368
Emmaus, PA 18049

Ladies and Gentlemen:

        We have acted as counsel to you in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the registration of up to $796,250,000 of limited partnership units and/or debt securities of Buckeye Partners, L.P.

        We confirm that the discussion contained in the caption "Material Tax Considerations," insofar as such discussion refers to matters of federal income tax law and legal conclusions with respect thereto, and subject to the qualifications and assumptions stated therein, constitutes our opinion as to the material United States federal income tax considerations to prospective purchasers of the limited partnership units.

        We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm and this opinion therein. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP